United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     September 23, 2003

IMAGE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

California	0-11071	84-0685613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9333 Oso Avenue, Chatsworth, California 91311

(Address of principal executive offices, including zip code)

(818) 407-9100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

On September 22, 2003, DVDPlanet, Inc. (“DVDPlanet”), a wholly-owned subsidiary of Image Entertainment, Inc. (the “Company”), entered into an Asset Purchase Agreement with Planet Entertainment, Inc. (“Planet Entertainment”) pursuant to which DVDPlanet sold substantially all of its assets to Planet Entertainment.  The sale includes the direct-to-consumer Web site www.dvdplanet.com, all associated operations and the DVDPlanet retail store located in Huntington Beach, California.

Planet Entertainment is a newly-formed, wholly-owned subsidiary of Chicago-based Infinity Resources, Inc. (“Infinity Resources”).  Infinity Resources is the parent of I-Serve Direct Commerce Services, Inc. (“I-Serve”), the company with which DVDPlanet contracted in June 2003 for the fulfillment of its Internet sales.

Planet Entertainment is paying approximately $2.5 million in cash in connection with the sale, approximately $1 million of which is in the form of accelerated payments under a June 2003 fulfillment agreement between DVDPlanet and I-Serve.  Planet Entertainment is also assuming DVDPlanet’s leases for its corporate headquarters and retail store and various other liabilities related to the assets being acquired.  Additionally, Infinity Resources is releasing Image from its inventory repurchase guarantee under the fulfillment agreement.

Image expects to accrue a net loss of approximately $700,000 on the sale of the assets, approximately $500,000 of which is attributable to the net book value of customized computer software specific to DVDPlanet operations that is not being purchased by Planet Entertainment.  Image will also expense approximately $400,000 in severance-related compensation liability in connection with the sale, during the quarters ending September 30 and December 31, 2003.  All of the financial estimates concerning the sale are subject to post-closing adjustments and reconciliation.

A copy of the Asset Purchase Agreement is attached to this Form 8-K as Exhibit 2.1.

Item 9.  Regulation FD Disclosure.

On September 23, 2003, Image Entertainment, Inc. issued a press release announcing the transaction described in Item 2 herein.  A copy of the press release is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 12.  Disclosure of Results of Operations and Financial Condition.

On September 23, 2003, Image Entertainment, Inc. issued a press release detailing the transaction described in Item 2 herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.
Registrant

Dated:	September 23, 2003	By:	/s/ JEFF M. FRAMER
			Name	Jeff M. Framer
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement dated September 22, 2003 between DVDPlanet, Inc. and Planet Entertainment, Inc.

99	Press Release dated September 23, 2003.